Exhibit 10.28

FIRST AMENDMENT TO

STANDARD INDUSTRIAL/COMMERCIAL

MULTI-TENANT LEASE—MODIFIED NET

This FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE—MODIFIED NET (“Amendment”) is dated as of July 26, 2007, by and between LBA REALTY FUND II—WBP II, LLC, a Delaware limited liability company (“Lessor”), as successor-in-interest to Bedford Property Investors, Inc. (“Bedford”), and LESLIE’S POOLMART, INC., a Delaware corporation (“Lessee”), formerly LESLIE’S POOLMART (INC.), a California corporation (“Corporation”).

R E C I T A L S:

A. Bedford and Corporation entered into that certain Standard Industrial/Commercial Multi-Tenant Lease—Modified Net dated November 26, 1996 (the “Lease”), pursuant to which Lessor currently leases to Lessee that certain space known as 1595 Dupont Avenue, Ontario, California (the “Premises”). The Building is part of the development known as Dupont Industrial Center (the “Project”). The Premises contains approximately 183,244 aggregate square feet of Rentable Area. Lessor has succeeded to Bedford’s interest as Lessor under the Lease. Corporation has merged out of existence into LESLIE’S POOLMART, INC., a Delaware corporation.

B. Defined terms which are used in this Amendment without definition have the meanings given to them in the Lease.

C. Lessee exercised, by written notice dated as of July 21, 2006 (the “Extension Notice”), Lessee’s first of two (2) options to renew the Lease, and Lessee and Lessor hereby agree to extend the Original Term of the Lease for one (1) period of five (5) years upon the terms and conditions set forth below. Lessee and Lessor have agreed to modify and extend the first option term to ninety-five (95) months.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. First Extended Term. Lessor and Lessee agree that the Term of the Lease which expired January 31, 2007 shall be extended for ninety-five (95) months (the “First Extended Term”), commencing as of February 1, 2007 (the “Extended Term Commencement Date”) and expiring on December 31, 2014, unless sooner terminated pursuant to the terms of the Lease. Lessee shall have the right to extend the First Extended Term for one (1) remaining additional and consecutive period of five (5) years upon written notice to Lessor delivered not more than twelve (12) months, and not less than nine (9) months, prior to the First Extended Term expiration date and otherwise upon the terms and conditions as set forth in Paragraph 18 of the Addendum to Lease dated November 26, 1996.

2. Base Rent. Effective as of the Extended Term Commencement Date and during the First Extended Term, Lessee shall pay Base Rent for the Premises to Lessor in accordance with the following schedule:

Lease Period (in Months)*	Base Rent per Month
01-12	$21,646.58
13-30	$64,135.40
31-54	$67,342.17
55-78	$70,709.28
79-95	$74,244.75

*	Measured from the Extended Term Commencement Date

3. Condition of Premises: Allowance for Lessee’s Work. Lessor shall have no obligation whatsoever to alter or improve the condition of the Premises and Lessee hereby accepts the Premises “AS IS”. Notwithstanding the above and subject to Lessee’s execution of this Amendment, within thirty (30) days after the date hereof, Lessor shall pay to Lessee an allowance in the amount of Two Hundred Twenty-Five Thousand and no/100 Dollars ($225,000.00) for improvements to the Premises previously performed by Lessee.

4. Lessee’s Pro Rata Share. As of the Extended Term Commencement Date and continuing for the duration of the First Extended Term, Lessee occupies 100% of the Building and Lessee’s Pro Rata Share of the Project is 40.6%, based upon 183,244 square feet of Rentable Area in the Premises and 451,192 total square feet of Rentable Area in the Project.

5. Right to Lease Additional Space.

(a) Subject to the terms of this Paragraph 5, Lessee shall have an on-going right to lease (“Lessee’s Right to Lease”) additional space in the Project to the extent such space becomes available for lease to third parties during the First Extended Term and following the expiration of any lease for such space, including the expiration of all renewal or extension options (“First Offer Space”). Lessee’s Right to Lease is subject and subordinate to the current rights of all other existing tenants of the Building or Project with prior expansion or lease rights relative to any First Offer Space and Lessee’s Right to Lease is superior to future rights granted to future tenants of the Building or Project relative to any First Offer Space.

(b) Upon written request from Lessee, Lessor will give Lessee written notice of any qualified First Offer Space in the Project which is then available or is expected to come available within six (6) months after the date of Lessee’s request and the date the existing tenant or occupant, if any, is expected to vacate such space (“Lessor’s Availability Notice”). Within five (5) days following delivery of Lessor’s Availability Notice, Lessee will have the right to request from Lessor in writing a written statement setting forth the basic economic terms, including, but not limited to, Lessor’s determination of the fair market rent, tenant improvement allowance, if any, and all other economic terms and conditions (collectively, the “Economic Terms”), upon which Lessor is willing to lease the First Offer Space desired by Lessee, either to Lessee or to a third party effective at such time as such First Offer Space actually becomes available for occupancy. Such Economic Terms will represent Lessor’s reasonable determination of the fair market rental rate for such First Offer Space. Notwithstanding the foregoing, the Lease Term as to any First Offer Space shall be coterminous with the Lease Term with respect to the Premises as the same may be extended.

(c) Within fifteen (15) days after receipt of the Economic Terms from Lessor, Lessee must give Lessor written notice pursuant to which Lessee shall elect to either: (i) lease such First Offer Space upon such Economic Terms and the same non-Economic Terms as set forth in the Lease with respect to the Premises; (ii) refuse to lease such First Offer Space, specifying that such refusal is not based upon the Economic Terms, but upon Lessee’s lack of need for such First Offer Space, in which event Lessor may at any time thereafter lease such First Offer Space to any party upon any terms Lessor deems appropriate; or (iii) refuse to lease the First Offer Space, specifying that such refusal is based upon the Economic Terms, in which event Lessee will also specify revised Economic Terms upon which Lessee is willing to lease such First Offer Space (provided that Lessee may not specify a different lease term for the First Offer Space). Lessee’s failure to timely choose either clause (i), clause (ii) or clause (iii) above will be deemed to be Lessee’s choice of clause (ii) above.

(d) If Lessee gives Lessor notice pursuant to clause (c)(iii) above, Lessor may elect, within five (5) days following receipt of such notice from Lessee, either to: (i) lease such First Offer Space to Lessee upon such revised Economic Terms proposed by Lessee (or such other economic terms as to which the parties may agree within such time period), and the same other non-Economic Terms as set forth in the Lease as amended hereby; or (ii) lease the First Offer Space at any time thereafter to any third party upon terms which are not substantially more favorable to said party than the Economic Terms last proposed by Lessee. Lessor’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Lessor’s choice of clause (ii) above.

(e) If Lessee chooses (or is deemed to have chosen) clause (c)(ii) above, or if Lessor chooses (or is deemed to have chosen) clause (d)(ii) above, Lessee’s Right to Lease any First Offer Space will be null and void and of no further force or effect; provided, however, that if Lessor intends to enter into a lease with a third party for the First Offer Space upon Economic Terms which are more favorable than the Economic Terms last proposed by Lessee, then, before leasing the First Offer Space to such third party, Lessor shall first give Lessee written notice of the Economic Terms of such proposed lease, and Lessee shall have a period of five (5) days after receipt of such notice within which to accept and agree to lease the First Offer Space upon such more favorable Economic Terms or Lessor shall be free to lease the First Offer Space to such third party on such more favorable terms and Lessee’s Right to Lease such First Offer Space will be null and void and of no further force or effect. If Lessee exercises it’s Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the First Offer Space in the Premises and to document the lease terms thereof. If Lessor is required to furnish Improvements for the First Offer Space, rent for the First Offer Space shall be due and payable upon the earlier of the date of substantial completion of any Lessee improvements for the First Offer Space or the date Lessee first occupies the First Offer Space.

(f) As provided above, Lessee’s Right to Lease is subject to all expansion and extension rights and other rights to lease, as applicable, which Lessor has granted to other tenants prior to the date of this Lease. Thus, Lessor’s Economic Terms will be delivered to Lessee only after Lessor has appropriately notified and received negative responses from all other tenants with rights in the First Offer Space superior to Lessee’s rights.

6. Hazardous Substances: Within ten (10) business days of the execution of this Amendment, Lessee shall execute and deliver to Lessor the Environmental Questionnaire in form of Exhibit “A” attached hereto. Attached hereto as Exhibit “B” is a list of chemicals currently utilized by Lessee at the Premises. This list shall supersede any list of chemicals previously provided by Lessee in the Lease.

7. Lessor and Lessor’s Notice Address; Lessor and Lessee hereby acknowledge and confirm the Lessor under the Lease is hereby amended to LBA REALTY FUND II—WBP III, LLC, a Delaware limited liability company. Lessor’s addresses for notices and payment of rent set forth in the Lease as amended are hereby deleted and replaced by the following addresses.

LBA REALTY FUND II—WBP III, LLC

c/o LBA Realty

17901 Von Karman Avenue, Suite 950

Irvine, California 92614

Attention: Asset Manager—Dupont Industrial Center

For payment of rent:

LBA REALTY FUND II—WBP III, LLC

P.O. Box 51364

Los Angeles, California 90051-5594

8. Lessee and Lessee’s Notice Address: Lessee’s address for notices is as follows:

LESLIE’S POOLMART, INC.

3925 East Broadway Road, Suite 100

Phoenix, Arizona 85040-2976

Attention: Director of Real Estate & General Counsel

9. Broker(s): Lessor and Lessee acknowledge that Cushman and Wakefield, Inc. (“Broker”) is representing Lessee in this transaction and shall be paid a commission by Lessor pursuant to Lessor’s separate agreement with Broker. Lessor and Lessee each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Broker in the negotiating or making of this Amendment, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Amendment as a result of the actions of the indemnifying party.

10. No Other Modification. Lessor and Lessee agree that except as otherwise specifically modified in this Amendment, the Lease and Addendum to Lease have not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

LESSEE:		LESSOR:

LESLIE’S POOLMART, INC.,		LBA REALTY FUND II–WBP II, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Steven L. Ortega	By:	/s/ Phil A. Belling
Print Name:	STEVEN L. ORTEGA	Print Name:	Phil A. Belling
Print Title:	EVP & CFO	Print Title:	Authorized Signatory